EXHIBIT 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

12 May 2005

Shire Pharmaceuticals Group plc (the "Company")

The Company announces that on 11 May 2005 the following Directors were granted options over ordinary shares of £0.05p each in the Company pursuant to the rules of the Shire Pharmaceuticals Group plc 2000 Executive Share Option Scheme (the "Scheme") at a price of £5.585p per share, as follows:

Director	Number of Shares over which Options granted

M Emmens	295,000

A C Russell	195,000

These options are subject to performance criteria and are exercisable at any time between 3 and 10 years from the date of grant.

As a result of this grant, Messrs Emmens and Russell have options over 1,557,885 and 916,300 ordinary shares of £0.05p, respectively, pursuant to the rules of the Scheme.

In addition, on 11 May 2005, rights to acquire ordinary shares of £0.05p each in the Company at a price of £5.66p were awarded to the following Directors pursuant to the rules of the Shire Pharmaceuticals Group plc Long Term Incentive Plan (“LTIP”):

Director	Rights to acquire

M Emmens	97,468 ordinary shares

A C Russell	63,217 ordinary shares

The LTIP awards are subject to performance criteria and will become transferable to the Directors in 2009. At the discretion of the Remuneration Committee, the awards may be satisfied with ordinary shares or cash.

As a result of this award Messrs Emmens and Russell have the right to acquire 283,687 and 203,592 ordinary shares of £0.05p, respectively, pursuant to the rules of the LTIP.

As the Company has been in possession of unpublished, price-sensitive information since the publication of its 2004 results, these annual awards and grants have been made at the earliest opportunity following the publication of all such information.

T May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160

	Brian Piper (North America)	+1 484 595 8252

Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI), and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com.